Exhibit 15(b)8 - Interim Financial Statements Through June 2019

Presented here are Our Company's interim financial statements through June 2019. Including Balance Sheet, Statement of Cash Flow, Statement of Stockholder Equity, and Profit and Loss Statement.

These interim financial statements are unaudited.

In the opinion of the management of Our Company all adjustments necessary in order to make the interim financial statements not misleading have been included.

Interim Balance Sheet through June 2019 (unaudited)

RAD Diversified REIT, INC.
Balance Sheet
(unaudited)
As of June 30, 2019

Total
ASSETS
Current Assets
Bank Accounts
RAD Diversified REIT Inc (9802)	821.01
Total Bank Accounts	$ 821.01
Total Current Assets	$ 821.01
TOTAL ASSETS	$ 821.01
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Accounts Payable
Accounts Payable (A/P)	1,500.00
Total Accounts Payable	$ 1,500.00
Total Current Liabilities	$ 1,500.00
Total Liabilities	$ 1,500.00
Equity
RAD Management Equity	973.00
Retained Earnings	-1.99
Net Income	-1,650.00
Total Equity	-$ 678.99
TOTAL LIABILITIES AND EQUITY	$ 821.01

1

Interim Statement of Cash Flow for 1st Quarter 2019 (unaudited)

RAD Diversified REIT, INC.
Statement of Cash Flows
(unaudited)
January - March, 2019

Total
OPERATING ACTIVITIES
Net Income	-1,575.00
Adjustments to reconcile Net Income to Net Cash provided by operations:
Accounts Payable (A/P)	1,500.00
Total Adjustments to reconcile Net Income to Net Cash provided by operations:	$ 1,500.00
Net cash provided by operating activities	-$ 75.00
Net cash increase for period	-$ 75.00
Cash at beginning of period	998.01
Cash at end of period	$ 923.01

Interim Statement of Cash Flow for 2nd Quarter 2019 (unaudited)

RAD Diversified REIT, INC.
Statement of Cash Flows
(unaudited)
April - June, 2019

Total
OPERATING ACTIVITIES
Net Income	-75.00
Adjustments to reconcile Net Income to Net Cash provided by operations:
Net cash provided by operating activities	-$ 75.00
FINANCING ACTIVITIES
RAD Management Equity	-27.00
Net cash provided by financing activities	-$ 27.00
Net cash increase for period	-$ 102.00
Cash at beginning of period	923.01
Cash at end of period	$ 821.01

2

Interim Statement of Stockholder Equity for 1st Quarter 2019 (unaudited)

RAD DIVERSIFIED REIT, INC
STATEMENT OF EQUITY
FOR THE QUARTER ENDED MARCH 31, 2019
(unaudited)

	Common Stock
	Shares	Value	Additional Paid-In Capital	Accumulated Deficit	Total
Balance, January 1 2019	100	1,000.00		(1.99)	998.01
Capital Contributions					-
Net Profit / (Loss)				(1,575.00)	(1,575.00)

Ending Balance, March 31, 2019	100	1,000.00		(1,576.99)	(576.99)

Interim Statement of Stockholder Equity for 2nd Quarter 2019 (unaudited)

RAD DIVERSIFIED REIT, INC
STATEMENT OF EQUITY
FOR THE QUARTER ENDED JUNE 30, 2019
(unaudited)

	Common Stock
	Shares	Value	Additional Paid-In Capital	Accumulated Deficit	Total
Balance, April 1 2019	100	1,000.00		(1,576.99)	(576.99)
Capital Contributions			(27.00)		(27.00)
Net Profit / (Loss)				(75.00)	(75.00)

Ending Balance, March 31, 2019	100	1,000.00	(27.00)	(1,651.99)	(678.99)

3

Interim Statement of Profit and Loss for 1st Quarter 2019 (unaudited)

RAD Diversified REIT, INC.
Profit and Loss
(unaudited)
January - March, 2019

Total
Income
Total Income
Gross Profit	$ 0.00
Expenses
Bank Charges & Fees	75.00
Legal & Professional Services
TAX PREPARATION	1,500.00
Total Legal & Professional Services	$ 1,500.00
Total Expenses	$ 1,575.00
Net Operating Income	-$ 1,575.00
Net Income	-$ 1,575.00

Interim Statement of Profit and Loss for 2nd Quarter 2019 (unaudited)

RAD Diversified REIT, INC.
Profit and Loss
(unaudited)
April - June, 2019

Total
Income
Total Income
Gross Profit	$ 0.00
Expenses
Bank Charges & Fees	75.00
Total Expenses	$ 75.00
Net Operating Income	-$ 75.00
Net Income	-$ 75.00